Exhibit 3.7

CERTIFICATE OF INCREASE

OF

THE NUMBER OF SHARES OF PREFERRED STOCK

OF

NEXTDECADE CORPORATION

DESIGNATED AS SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware (the “DGCL”)

1.

The Certificate of Designations of Series A Convertible Preferred Stock of NextDecade Corporation, a Delaware corporation (the “Corporation”) authorizes the issuance of 50,000 shares of Series A Convertible Preferred Stock.

2.

The Corporation, pursuant to authority conferred on the Board of Directors of the Corporation by its Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, at a meeting thereof duly called and held on June 4, 2019, at which a quorum was present and acting throughout, duly adopted resolutions, increasing the number of authorized shares of Series A Convertible Preferred Stock from 50,000 shares to 166,364 shares.